Exhibit 99.1

Portland, Oregon
December 10, 2003

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES EARNINGS OF $0.41 PER SHARE FOR THE THIRD FISCAL QUARTER ENDED OCTOBER 31, 2003

Cascade Corporation (NYSE: CAE) today reported its financial results for the third fiscal quarter of 2004, ended October 31, 2003.

Third Quarter Financial Highlights:

•      Consolidated net sales were $75.8 million, a 7.9% increase over consolidated net sales of $70.2 million in the third quarter of fiscal 2003.  The increase in net sales was due primarily to the strengthening of foreign currencies against the U.S. Dollar.  Excluding changes in foreign currencies, consolidated net sales for the third quarter of fiscal 2004 were flat in comparison with 2003.

•      Gross margins were 33% as compared to 36% in the third quarter of fiscal 2003 and unchanged from the second fiscal quarter of 2004.  The decrease was due primarily to a change in product mix in both North America and Europe.

•      The effective tax rate in the third quarter of fiscal 2004 was 35% in comparison to 36% in the third quarter of fiscal 2003. The rate increase from 32% in the first two quarters of 2004 was due to the recording of valuation allowances against certain deferred tax assets in the United Kingdom and Sweden.

•      Consolidated net income was $5.1 million, or $0.41 per share, compared to net income of $4.4 million, or $0.36 per share in the third quarter of the prior year. The increase was primarily due to lower net interest costs, a reduction in the effective tax rate and a $2.1 million charge for settlement of an environmental lawsuit in 2003.  These increases were partially offset by higher selling and administrative expenses, primarily for Sarbanes-Oxley Act compliance and post retirement health care related costs.

Market Conditions:

•      North American lift truck shipments improved by 7% during the third quarter, and 10% during the first nine months, compared to the same period in the prior year.  Shipments are an indicator of the general health of the industry and do not necessarily correlate with the demand for Cascade’s products.  Cascade’s North American sales in the third quarter of fiscal 2004 were $44.2 million, flat in comparison to the third quarter of fiscal 2003.  Year-to-date sales in North America were 6% greater than the first three quarters of fiscal 2003.

•      European sales increased 21% to $19.4 million during the third quarter of fiscal 2004 as compared to $16.1 million during the third quarter of fiscal 2003.  The increase was driven entirely by the strengthening of European currencies and the addition of FEMA, which was purchased in March 2003.  Excluding the impact of currency changes and the acquisition, net sales in Europe decreased 5% over the third quarter of fiscal 2003.

Cascade Corporation

December 10, 2003

•      Sales in the Asia Pacific market increased 26% in the third quarter of fiscal 2004 in comparison to the third quarter of fiscal 2003.  Excluding the effect of foreign currency changes, net sales increased 13% in the third quarter of fiscal 2004.

Other Events:

•      On December 9, 2003, the Company’s Board of Directors declared a quarterly dividend of $.11 per share.  This represents a 10% increase over the $.10 dividend declared in the previous quarter.

•      On October 21, 2003, Cascade acquired Roncari S.R.L., a leading supplier of material handling equipment to the Italian lift truck market.  Roncari, located in Vago De Lavagno, Italy, has 70 employees and annual revenues of approximately $12 million.  The aggregate purchase price was $7.6 million.

Robert C. Warren, Jr., President and Chief Executive Officer, remarked “ Sales in North America have been reasonably strong for products used in general material handling applications, especially towards the end of the third quarter.  However, shipments of products used in the pulp and paper industry were weak and continued to reflect the overall economic environment of that industry.  European market conditions remained relatively soft with no near-term signs of improvement.  On the other hand, we experienced robust growth in the Asia Pacific region, particularly in the Chinese market which is becoming one of the company’s most important markets.”  Mr. Warren further commented that “Given our results, cost containment continues to remain a high priority.”

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause Cascade’s actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by, or on behalf of Cascade.  These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of Cascade’s manufacturing facilities and the cyclical nature of the materials handling industry.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in Cascade’s reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

The Company will discuss its results in a conference call on Wednesday, December 10, 2003 at 2:00 pm PST. Robert C. Warren, Jr., President and Chief Executive Officer of Cascade, will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-0204.  International callers can access the call by dialing (303) 205-0066.  The conference call will be available for replay in the U.S. and Canada for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 or internationally by dialing (303) 590-3000 and referencing conference ID #561630.

The call will be simultaneously webcast and investors are invited to listen on the Investor Relations page of the Company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

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About Cascade Corporation:

Cascade Corporation, headquartered in Portland, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson
Senior Vice President and Chief Financial Officer
Cascade Corporation
Phone (503) 669-6300

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CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share data)

	Three Months Ended October 31		Nine Months Ended October 31
	2003	2002	2003	2002

Net sales	$75,772	$70,241	$220,338	$194,455
Cost of goods sold	50,948	45,298	147,817	126,650
Gross profit	24,824	24,943	72,521	67,805

Selling and administrative expenses	15,923	14,411	45,888	41,679
Environmental expenses	—	2,100	—	2,100

Operating income	8,901	8,432	26,633	24,026
Interest expense	(1,165)	(1,602)	(3,496)	(4,540)
Interest income	234	364	779	1,114
Other income (expense), net	(126)	(291)	273	(136)

Income before provision for income taxes	7,844	6,903	24,189	20,464
Provision for income taxes	2,752	2,485	7,982	7,367
Net income	5,092	4,418	16,207	13,097
Dividends paid on preferred shares of subsidiary	—	—	(30)	—
Net income applicable to common shareholders	$5,092	$4,418	$16,177	$13,097

Basic earnings per share	$0.42	$0.39	$1.36	$1.15
Diluted earnings per share	$0.41	$0.36	$1.31	$1.07

Basic weighted average shares outstanding	12,054	11,470	11,882	11,363
Diluted weighted average shares outstanding	12,534	12,202	12,335	12,216

CASCADE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	October 31 2003	January 31 2003
	(unaudited)
ASSETS
Current assets:
Cash	$25,573	$29,501
Marketable securities	17,228	—
Accounts receivable, less allowance for doubtful accounts of $1,698 and $1,563	57,907	42,784
Inventories	34,486	30,431
Deferred income taxes	2,432	2,188
Income taxes receivable	—	3,727
Current portion of notes receivable	—	1,088
Prepaid expenses and other	4,555	4,279
Total current assets	142,181	113,998
Property, plant and equipment, net	71,571	65,863
Goodwill	71,201	59,355
Notes receivable, net	—	8,559
Deferred income taxes	10,948	11,627
Other assets	4,024	2,915
Total assets	$299,925	$262,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,630	$1,043
Current portion of long-term debt	12,695	12,695
Accounts payable	19,432	13,763
Accrued payroll and payroll taxes	6,213	5,687
Accrued environmental expenses	808	808
Other accrued expenses	12,187	8,801
Total current liabilities	52,965	42,797
Long-term debt	50,618	50,113
Accrued environmental expenses	8,748	9,389
Deferred income taxes	1,510	1,226
Other liabilities	6,963	5,514
Total liabilities	120,804	109,039
Exchangeable convertible preferred stock and minority interest	—	8,530
Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,083 and 11,398 shares issued and outstanding	6,042	5,699
Additional paid-in capital	10,749	1,468
Retained earnings	164,526	151,925
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustments	(2,196)	(14,344)
Total shareholders’ equity	179,121	144,748
Total liabilities and shareholders’ equity	$299,925	$262,317

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	Nine Months Ended October 31
	2003	2002
Cash flows from operating activities:
Net income	$16,207	$13,097
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,202	7,693
Deferred income taxes	736	(567)
Gain on disposition of assets	(71)	(77)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(10,044)	(7,071)
Inventories	622	2,015
Prepaid expenses and other	314	294
Accounts payable and accrued expenses	4,736	3,498
Accrued environmental expenses	(641)	1,509
Other liabilities	3,455	3,952
Net cash provided by continuing operations	24,516	24,343
Cash flows from investing activities:
Capital expenditures	(8,835)	(5,680)
Proceeds from sale of assets	819	192
Proceeds from notes receivable	9,556	184
Marketable securities, net	(17,228)	(10,200)
Business acquisitions	(11,173)	—
Other assets	(377)	77
Net cash used in continuing operations	(27,238)	(15,427)
Cash flows from financing activities:
Payments on long-term debt	(63)	(2,810)
Notes payable to banks, net	(130)	73
Cash dividends paid	(3,606)	—
Common stock repurchased and retired	—	(1,396)
Stock option exercised	1,093	73
Net cash used in financing activities	(2,706)	(4,060)
Effect of exchange rate changes	1,500	2,540
Change in cash and cash equivalents	(3,928)	7,396
Cash and cash equivalents at beginning of year	29,501	25,611
Cash and cash equivalents at end of period	$25,573	$33,007
Supplemental disclosure of cash flow information:
Cash paid during period for:
Interest	$3,541	$4,528
Income taxes	$2,766	$7,008
Supplemental disclosure of noncash information:
Conversion of exchangeable preferred stock to common stock	$8,530	2,844